Exhibit 10.7

Member FINRA/SIPC

1461 Glenneyre Street, Suite D

Laguna Beach, CA 92651

Phone (866) 209-1955

April 14, 2026

CONFIDENTIAL

Siyata PTT

1751 Rue Richardson, Suite 2207
Montreal, QC H3K 1G6

This is to confirm our understanding pursuant to which Siyata PTT, a corporation incorporated under the laws of the Cayman Islands (the “Company”), has agreed (the “Agreement”), to engage Digital Offering, LLC (“DO”), to act as its exclusive financial advisor during the Term (as defined below).

1. Scope of Engagement. In connection with this engagement, we will perform such general financial advisory services for you as are customary and appropriate in engagements of this type and as you may reasonably request and to which we agree, including but not limited to, advising the Company on matters relating to a direct listing to a major U.S. exchange, initial public offering, reverse merger into a public company, SPAC business combination or other transaction that results in the Company’s listing on a major U.S. exchange (each, a “Go-Public Transaction”), assist the Company with the preparation of a registration statement and coordinate, as applicable in the event of a direct listing, with the Financial Regulatory Authority and the Company’s chosen U.S. national securities exchange in relation to the Company’s readiness to trade, advise the Company on any potential financing alternative, including the structuring, negotiation, and facilitation of such alternatives, and provide such other investment banking or financial advisory services mutually agreed upon by the parties. In addition, if required assist the Company in (i) its business and corporate development; (ii) assembling a team to facilitate a Reg CF offering; (iii) in the contemplated marketing and development of the Company for the offering; and (iv) in the drafting of the offering statement. During the Term, DO shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that DO shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. It is understood and acknowledged by the parties that the value of DO’s advice is not measurable in a quantitative manner and DO shall be obligated to render advice, upon the request of the Company, in good faith, but shall not be obligated to expend any specific amount of time in so doing.

2. Fees. The Company agrees to pay an advisory fee of $25,000 which shall be paid on the signing of this Agreement. In addition, for our financial advisory services rendered hereunder, the Company will pay to DO the following compensation:

A.	In connection with any Go-Public Transaction that closes within the Term (as defined below), the fees appearing in Schedule B attached hereto (the “Fee Schedule”) shall be earned by and paid to DO by the Company upon the closing of such Go-Public Transaction, the further reasonable and customary terms of which shall be mutually agreed upon under separate advisory, placement agency, engagement, and/or underwriting agreements.

B.	If the Company elects to consummate a committed capital facility (“Synthetic ATM”), equity line of credit, venture debt, convertible debt, mezzanine debt or a senior debt financing transaction by the Company (the “Offering”), as compensation to Digital Offering for its services hereunder, a cash placement fee (the “Placement Fee”) shall be equal to 3% of the gross proceeds of the transaction sourced by Digital Offering in each sale of securities by the Company. In the case of a Synthetic ATM (ELOC), such fee shall be due and payable on the last day of the month for all sales made by the Company. Notwithstanding the above, in the event the Company completes a financing with Hudson Global Ventures LLC, Agile Hudson Partners, Agile Capital and any other affiliated entity then the Company shall pay Digital Offering a fee of one and half (1.5%) percent.

C.	The Company and DO acknowledge and agree that, in the course of performing the advisory services hereunder, DO (as the Company’s advisor) may communicate with or introduce the Company to third parties (including, but not limited to investors or lenders) who may be interested in providing financing to the Company (a “Financing”) or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), or other similar transaction (any such transaction, a “Transaction”). The Company agrees that if during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was introduced, directly or indirectly, by DO, or who was contacted by DO on behalf of the Company in connection with its financial advisory services for the Company (“DO Party”), proposes a Financing or any Transaction involving the Company and DO Party, then, if any such Financing or Transaction is consummated during such period, the Company shall pay to DO fees in accordance with Schedule B hereto (the “Fee Schedule”). Such fees shall be payable to DO in cash at the closing or closings of the Financing or Transaction to which it relates.

3. Expense Allowance. In addition to the payment to DO of the fees set forth in Section 2 hereof, the Company agrees to pay DO up to $25,000 for all non-accountable expenses incurred by DO in connection with its engagement hereunder. Notwithstanding the foregoing, the further reasonable and customary expenses of which shall be mutually agreed upon under separate advisory, placement agency, engagement, and/or underwriting agreements.

4. Independent Contractor. We have been retained to advise the Company only. Our services hereunder shall constitute services of an independent contractor, and our engagement hereunder is not deemed to be on behalf of, and is not intended to confer rights upon any shareholder, owner, partner, employee or creditor of the Company, or any person not a party hereto. Our role hereunder is advisory only and does not constitute a fiduciary or agency relationship between DO and the Company or its securityholders.

5. Disclosure. All written or oral opinions, advice and materials provided by DO in connection with our engagement hereunder are intended solely for the benefit and internal use of the Company and no such opinion, advice or materials will be publicly reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose.

6. Indemnity. The provisions contained in Schedule A attached hereto (the “Indemnity”) are hereby incorporated into this Agreement. The Indemnity forms part of this Agreement and part of the consideration for entering into this Agreement.

7. Term and Termination. Our engagement hereunder shall begin on the date hereof and terminate upon the twelve (12) month anniversary following the date hereof, subject to the mutual agreement to the parties’ ability to extend such term by successive six (6) month periods until earlier terminated (the “Term”); provided, however, that no such termination will affect the indemnification contemplated by Section 4 or the Indemnity. This Agreement may be terminated by (i) the Company, upon thirty (30) business days’ prior written notice after the six (6) month anniversary of this Agreement and (ii) DO, by giving written notice at any time.

8. Right of First Refusal. If, from the date hereof until the twelve (12) month anniversary following consummation of a Go-Public Transaction that occurs during the Term of this agreement (subject to FINRA Rule 5110(g)(6)(A)), the Company or any of its subsidiaries decides to raise funds by means of a public offering (including an “at-the-market” facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities using an underwriter or placement agent, DO (or any affiliate designated by DO) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If DO or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

9. Announcements. The Company agrees that it shall not make any public announcement with respect to the execution of this Agreement or our role as financial advisor to the Company, unless required by law, rule or regulation. If any such disclosure is so required, the Company will give DO advance notice to the extent legally permissible. Notwithstanding the foregoing, in the event of the consummation or public announcement of any offering, DO shall have the right to disclose its participation in such offering, including, without limitation, the offering at its cost of “tombstone” advertisements in financial and other newspapers and journals.

10. Confidentiality. Except as required by law, this Agreement and the services and advice to be provided by DO hereunder, shall not be disclosed to third parties without DO’s prior written permission. DO agrees to not disclose confidential details about the Company or the details of the services to be provided to the Company to any third parties without the Company’s prior written permission.

11. Conflicts. Nothing in this Agreement shall be construed to limit the ability of DO to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

12. Miscellaneous. Nothing in this Agreement is intended to obligate or commit DO or any of its affiliates to provide any services other than as set out above. Notwithstanding anything in this Agreement to the contrary, it is understood that we are not undertaking to provide any legal, regulatory, accounting or tax advice in connection with our engagement hereunder, and the Company will rely solely upon its own experts for advice of such nature. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. In order to comply with the USA Patriot Act, DO must obtain, verify and record information that identifies each entity (or individual) that enters into a business relationship with DO. As a result, in addition to the Company’s corporate name and address, DO may require the Company’s corporate tax identification number and certain other information. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Company agrees not to assign its obligations hereunder without the prior written consent of DO. This Agreement (including Schedule A hereto) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral, should they exist with respect thereto and may not be amended except in writing, signed by both of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any laws relating to conflicts of laws. Each of DO and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its affiliates and shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of DO pursuant to, or the performance by DO of the services contemplated by, this agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect pursuant to the terms hereof.

We are pleased to proceed with this engagement and look forward to working with the Company. If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this Agreement and returning it to us.

Yours very truly,

DIGITAL OFFERING, LLC

By:	/s/ Gordon McBean
Name:	Gordon McBean
Title:	CEO

The foregoing is in accordance with our understanding and is accepted and agreed to by us as of the date first written above.

SIYATA PTT

By:
Name:
Title

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